Exhibit 10.6

INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement (the “Agreement”) is made as of November 8, 2019 between Waitr, Inc., a Delaware corporation with its main place of business at 214 Jefferson Street, Lafayette, Louisiana, 70501 ("Company") and Joseph Stough, an independent contractor with a business address of ____________________________("Contractor").

1. Services Performed by Contractor; Compensation: Contractor agrees to perform for Company those services more fully described in the Statement of Work attached hereto as Exhibit A to this Agreement (the services so performed shall be collectively referred to as the “Services”.)

2. Fees; Expenses: Company shall pay for Contractor’s services at a rate of $2500 per month.  Contractor shall be responsible for all travel and other out-of-pocket expenses incurred while performing Services under this Agreement, unless otherwise agreed in writing by Company.

3. Payment of Fees: Company shall pay Contractor’s fees on the first day of every month.  Contractor shall submit invoices for expense reimbursement within ten (10) days of the end of each calendar month for which Services were rendered or expenses incurred.  Company shall pay the properly submitted invoices within thirty (30) days of receipt of such invoices.

4. Contractor an Independent Contractor: Contractor is an independent contractor, and neither Contractor nor Contractor's staff is, or shall be deemed, Company's employees. In its capacity as an independent contractor, Contractor agrees and represents, and Company agrees, as follows:  Contractor has the right to perform services for others during the term of this Agreement; Contractor has the sole right to control and direct the means, manner and method by which the Services required by this Agreement will be performed; Contractor has the right to perform the Services required by this Agreement at any place or location and at such times as Contractor may determine; Company shall not provide any insurance coverage of any kind for Contractor and Company shall not withhold from Contractor's compensation any amount that would normally be withheld from an employee's pay.

5. Ownership of Contractor's Work Product:  Contractor hereby assigns to Company its entire right, title and interest in the Work Product including all patents, copyrights, trade secrets and other proprietary rights in or based on the Work Product ("Work Product" means all programs, systems, data, materials, and photographs, in whatever form, first produced or created by or for Contractor as a result of, or related to, performance of work or Services under this Agreement).  Contractor shall execute and aid in the preparation of any papers that Company may consider necessary or helpful to obtain or maintain any patents, copyrights, trademarks or other proprietary rights at no charge to Company, except that Company shall reimburse Contractor for reasonable out-of-pocket expenses incurred in providing such assistance.

6. Confidential Information:  Contractor shall treat the Work Product on a confidential basis and not disclose it to any third party without Company's written consent. During the term of this Agreement and for three (3) years afterwards, Contractor will not use or disclose to others without Company's written consent Company's “Confidential Information,” as such term is hereinafter defined. "Confidential information" is limited to: (1) any written or tangible information stamped "confidential," "proprietary" or with a similar legend; or (2) any written or tangible information not marked with a confidentiality legend, or information disclosed orally to Contractor, that is treated as confidential when disclosed. Contractor shall have no obligation not to disclose or use any information that: (A) was in Contractor's possession or known to Contractor, without an obligation to keep it confidential, before such information was disclosed to Contractor by Company, or (B) is independently developed by or for Contractor. All information concerning the existence of this Agreement, the terms and conditions of this Agreement and the existence of any business relationship between Contractor and Company shall be kept in confidence. The provisions of this clause shall survive any termination of this Agreement.

7. Term of Agreement: This Agreement will become effective on the date indicated in the introductory paragraph of this Agreement, and will remain in effect until terminated as set forth in Section 8 below.

8. Termination of Agreement: Either party may terminate this Agreement upon ten (10) days' written notice to the other party.   Upon termination of this Agreement for any reason, each party shall be released from all obligations and liabilities to the other occurring or arising after the date of termination.  However, any termination of this Agreement shall not relieve Company from the obligation to pay Contractor for those services provided by Contractor and accepted by Company prior to receipt of the notice of termination.

9. Return of Materials: Upon termination of this Agreement, Contractor shall promptly return to Company all Confidential Information, computer hardware and software, data, materials and other property of the Company held by Contractor.

10. Warranties and Representations: Contractor warrants and represents that: (a) the Services shall be performed in accordance with description set forth in Exhibit A; (b) that the Work Product will operate in accordance with and will conform with the description of such Work Product found in Exhibit A; (c) the Services or Work Product shall not: (i) infringe upon or constitute a misuse any copyright, patent, trade secret or other proprietary rights; or (ii) violate the rights of privacy and publicity of any former Company, employer or third party; (d) Contractor has the authority to enter into this Agreement and to perform all obligations hereunder, including, but not limited to, the grant of rights and licenses to the Work Product and all proprietary rights therein or based thereon; and (e) Contractor has not granted any rights or licenses to any intellectual property or technology that would conflict with Contractor's obligations under this Agreement.

11. Indemnities and Insurance: Contractor agrees to indemnify and hold harmless Company against all losses, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) arising out of or resulting from: (a) Contractor’s breach of any of the representations and warranties set forth in Section 10 above; or (b) injuries or death or damage to property, including theft, on account of performance of work or services by Contractor or Contractor's employees or subcontractors pursuant to this Agreement.

12. Limitation of Liability:  IN NO EVENT SHALL COMPANY BE LIABLE TO CONTRACTOR FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT OR SPECIAL DAMAGES.  COMPANY’S ENTIRE LIABILITY TO CONTRACTOR, WHETHER BASED IN CONTRACT OR TORT, SHALL BE LIMITED TO THE TOTAL OF ALL FEES PAID TO CONTRACTOR BY COMPANY UNDER THIS AGREEMENT.

13. General Provisions: This Agreement, along with Exhibit A, is the sole and entire agreement between the parties relating to the subject matter hereof, and supersedes all prior understandings, agreements and documentation relating to such subject matter. Any modifications to this Agreement must be in writing and signed by both parties.  If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions will continue in full force without being impaired or invalidated in any way.  This Agreement will be governed by the laws of the State of Louisiana, without regard to that state’s conflict of laws provisions, and all actions relating to this Agreement shall be brought in Lafayette Parish, Lafayette. All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed given when delivered personally, or five days after being deposited in the United States mails. This Agreement is not assignable by Contractor without the prior written consent of the Company.

Company: Waitr Inc.	Contractor:
Name: Damon Schramm	Name: Joseph Stough
Title: Chief Legal Officer	SS#/EIN#:
Date: November 8, 2019	Date: November 8, 2019
Signature: /s/Damon Schramm	Signature: /s/Joseph Stough

EXHIBIT A

Description of Services

Contractor shall work approximately 2-4 hours per week by assisting the Company with its efforts in the area of operational excellence, culture, and leadership.

Services shall include:

-	Attending weekly departmental operations excellence meetings (estimated: 1-2hrs per week)
-	Providing feedback and guidance to leaders on adjustments in the incident management, investigation, and corrective action approaches (estimated: 1-2hrs per week)
-	Being available for feedback on culture and leadership related efforts

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